Exhibit 99.1

NOTICE OF RATIFICATION OF POSSIBLY DEFECTIVE CORPORATE ACTS

BY THE

BOARD OF DIRECTORS OF EBIX, INC.

(Pursuant to Section 204(g) of the Delaware General Corporation Law)

Notice is hereby given, pursuant to Section 204 (“Section 204”) of the Delaware General Corporation Law (the “DGCL”), that on November 26, 2017, the Board of Directors (the “Board”) of Ebix, Inc., a Delaware corporation (the “Company”), adopted resolutions approving the ratification of possibly defective corporate acts, as described below, pursuant to Section 204 of the DGCL (the “Ratification”).

The possible defects in corporate authorization described below (the “Alleged Defects”) were alleged by certain stockholder plaintiffs (the “Stockholder Plaintiffs”) in their Third Amended and Supplemented Class Action and Derivative Complaint (the “Complaint”) as part of the litigation consolidated and now captioned In re Ebix, Inc. Stockholder Litigation, Consol. C.A. No. 8526-VCS (the “Litigation”). Stockholder Plaintiffs’ allegations regarding the Alleged Defects may create uncertainty and ambiguity with regard to the corporate acts described below and other and subsequent corporate acts, including the possibility that certain shares of common stock of the Company may be considered invalidly issued. In order to resolve the uncertainty and ambiguity created by Stockholder Plaintiffs’ allegations and to provide clarity to the market, the Board determined that it is advisable and in the best interests of the Company and its stockholders to ratify the allegedly defective corporate acts and putative stock issuances pursuant to and in accordance with Section 204 of the DGCL. The possibly defective acts, and the Board’s ratification thereof, are each described below.

Ratification of the Record Date for the 2008 Stockholder Meeting. Prior to the annual meeting of the Company’s stockholders to be held on September 26, 2008 (the “Stockholder Meeting”), the Board intended to set August 29, 2008, as the record date for determination of the stockholders entitled to notice of and to vote at the Stockholder Meeting (the “Stockholder Meeting Record Date”). On September 3, 2008, the Company filed, and subsequently mailed to the Company’s stockholders, a proxy statement dated as of September 5, 2008 with the United States Securities and Exchange Commission for the Stockholder Meeting, which stated that the Board had fixed the close of business on August 29, 2008, as the Stockholder Meeting Record Date. The setting of the Stockholder Meeting Record Date was possibly a defective corporate act because the Board may not have properly set August 29, 2008, as the Stockholder Meeting Record Date and, if so, the default statutory record date under the DGCL for the Stockholder Meeting would have been a different date than August 29, 2008. The date of the alleged failure of authorization in setting the Stockholder Meeting Record Date is on or about August 28, 2008. On November 26, 2017, the Board ratified August 29, 2008 as the Stockholder Meeting Record Date.

Ratification of the 2008 Stock Split and Stock Issued Therein. On June 30, 2008, the Board met to consider, among other things, the impact of a three-for-one forward stock split of the issued and outstanding shares of common stock (the “Common Stock”) of the Company. Following further deliberation by the Board and discussion with the Company’s management, on July 29, 2008, the Board unanimously approved a three-for-one forward stock split, to be effected in the form of a stock dividend (the “Stock Split”). On August 28, 2008, in order to be able to effect the Stock Split, the Board unanimously approved an amendment to the Certificate of Incorporation of the Company to increase the number of authorized shares of Common Stock to twenty million (20,000,000) (the “Charter Amendment”) and resolved to recommend to the stockholders of the Company that they adopt and approve the Charter Amendment. On September 26, 2008, at the Stockholder Meeting, the stockholders of the Company approved the Charter Amendment. Each stockholder of record as of the close of business on September 29, 2008, received two (2) additional shares of Common Stock for each share of Common Stock held as of such date on October 8, 2008, such that on October 9, 2008, the Common Stock began trading on a split-adjusted-basis reflecting the three-for-one forward stock split. The Stock Split was possibly a defective corporate act because(i) the language adopted by the Board to effect the Stock Split reflected a three-for-one forward stock split to be accomplished by a division of the existing outstanding shares rather than, as was effected by the Company and intended by the Board, a payment of a stock dividend in respect of the existing outstanding shares, (ii) there were defects in certain written consents executed by the Board, and (iii) the actions by the Board may have caused uncertainty and ambiguity or otherwise failed to follow certain corporate formalities. The date of the alleged failure of authorization in regard to the Stock Split is on or subsequent to July 29, 2008. On November 26, 2017, the Board ratified the approval of the Stock Split in the form of a stock dividend to avoid any uncertainty related to the Stock Split and any shares of Common Stock issued therein.

Exhibit 99.1

Ratification of the Record Date for the 2008 Stock Split. The Board intended to set September 29, 2008, as the Dividend Record Date (as defined below). On September 18, 2008, the Company announced that each stockholder of record as of the close of business on September 29, 2008 (the “Dividend Record Date”), would receive two (2) additional shares of Common Stock for each share of Common Stock held as of such date as a means of effecting the Stock Split, and that the Common Stock would begin trading on a split-adjusted basis on October 9, 2008. The date of the alleged failure of authorization in regard to the Dividend Record Date is on or subsequent to July 29, 2008. On November 26, 2017, the Board ratified the approval Dividend Record Date for payment of the stock dividend effecting the Stock Split to avoid any uncertainty related to the Stock Split or the shares of Common Stock issued therein.

Ratification of the Stock Issued in the 2008 Stock Split. After the close of business on October 8, 2008, to effectuate the Stock Split, the Company issued approximately 6,346,742 shares of Common Stock, on a pro rata basis to each stockholder of record as of the close of business on September 29, 2008 (the “Stock Issuance”). The Stock Issuance was a possibly defective corporate act because the Board may not have formally authorized the Stock Issuance, and as a result, the Common Stock issued in the Stock Issuance could constitute putative shares of Common Stock. The date of the alleged failure of authorization in regard to the Stock Issuance is on or about October 8, 2008. On November 26, 2017, the Board ratified the Stock Issuance and declared any Common Stock issued therein as validly issued in order to avoid any uncertainty related to the shares of Common Stock issued in the Stock Issuance.

Any claim that any of the defective corporate acts (including all putative stock) ratified by the Board and identified in this Notice is void or voidable due to the failure of authorization, or any claim that the Court of Chancery of the State of Delaware should declare in its discretion that the ratifications not be effective or be effective only on certain conditions, must be brought within 120 days from November 27, 2017.